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                                                                      EXHIBIT 11

SUPERVALU INC.
Computation of Earnings per Common Share (unaudited)

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
                                                          Restated                          Restated
                                                    Second Quarter Ended               Year-to-date Ended
                                                Sept. 8, 2001    Sept. 9, 2000    Sept. 8, 2001    Sept. 9, 2000
                                                -------------    -------------    -------------    -------------
                                                            (In thousands, except per share amounts)
Earnings per share - basic
   Income available to common shareholders           50,568          55,605          107,536            122,981

   Weighted average shares outstanding              133,130         132,321          132,766            132,130
   Earnings per share - basic                          0.38            0.42             0.81               0.93

Earnings per share - diluted
   Income available to common shareholders           50,568          55,605          107,536            122,981

   Weighted average shares outstanding              133,130         132,321          132,766            132,130
   Dilutive impact of options outstanding             1,119             775              527                938
                                                   --------        --------         --------           --------

   Weighted average shares and potential
       dilutive shares outstanding                  134,249         133,096          133,293            133,068
   Earnings per share - diluted                    $   0.38        $   0.42         $   0.81           $   0.92
                                                   --------        --------         --------           --------
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Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.